Exhibit 99.1

Nara Bancorp Reports $0.27 Earnings Per Diluted Share for First Quarter 2008

LOS ANGELES--(BUSINESS WIRE)--Nara Bancorp, Inc. (the “Company”) (NASDAQ: NARA), the holding company of Nara Bank (the “Bank”) reported net income of $7.0 million, or $0.27 per diluted share, for first quarter 2008, a 4% decrease compared to net income of $7.3 million, or $0.28 per diluted share, for first quarter 2007.

Min Kim, President and Chief Executive Officer, said, “Our first quarter performance was in-line with our expectations. Our strong loan growth helped us to partially offset the continued pressure on our net interest margin resulting from the reductions in interest rates by the Federal Reserve. However, the slowing economy is having a broader effect on loan demand, which we saw most notably in our SBA business line during the quarter.”

“We were pleased with the stability of our loan portfolio in the first quarter, as non-performing loans declined slightly, and total delinquencies declined 25% from the prior quarter. We have virtually no exposure to residential construction loans or residential mortgages. We expect future trends in our credit quality to be affected by general economic conditions rather than issues specific to the housing market. We continue to closely monitor the financial health of our borrowers, so that we can identify any potential problems as early as possible and minimize any losses for the Company. Proactive credit administration and maintaining our strong capital position will continue to be high priorities going forward,” said Ms. Kim.

First Quarter Financial Summary (2008 vs. 2007):

  Net income decreased 4% to $7.0 million
  Diluted EPS decreased 4% to $0.27 per share
  Net interest income increased 8% to $24.6 million
  Net interest margin decreased 47 basis points to 4.15%
  Non-interest income remained steady at $4.6 million
  Non-interest expense increased 3% to $14.4 million
  Net loans receivable increased 19% over prior year to $2.05 billion
  Deposits increased 6% over the prior year to $1.85 billion
  Non-performing assets to total assets ratio increased to 0.68% from 0.42%
  Efficiency ratio improved to 49.41% from 51.01%

Operating Results for First Quarter 2008

Net Interest Income and Net Interest Margin. First quarter 2008 net interest income before provision for loan losses was $24.6 million, an increase of 8% from $22.7 million for first quarter 2007. The increase in net interest income was attributable to interest-earning asset growth, partially offset by a decline in net interest margin. First quarter 2008 net interest margin (net interest income divided by average interest-earning assets) decreased 47 basis points to 4.15% from 4.62% in the first quarter of 2007.

The weighted average yield on the loan portfolio for first quarter 2008 decreased 86 basis points to 7.85% from 8.71% for the same period last year. The decrease was the result of the prime rate-based portion of the loan portfolio repricing downward as market interest rates declined substantially beginning in third quarter 2007, and continued to decline during first quarter 2008, as a result of reductions in interest rates by the Federal Reserve. This was partially mitigated by the percentage of fixed rate loans in the portfolio increasing from 42% at March 31, 2007 to 55% at March 31, 2008. The weighted average yield on the variable rate and fixed rate portfolios (excluding loan discount accretion) at March 31, 2008 was 6.63% and 7.69%, respectively, compared to 9.27% and 7.64% at March 31, 2007.

The weighted average cost of deposits for first quarter 2008 decreased 37 basis points to 3.43% from 3.80% for the same period last year. The cost of time deposits decreased 66 basis points to 4.56% from 5.22%, accounting for a substantial portion of the decrease.

The weighted average cost of FHLB advances for first quarter 2008 decreased 44 basis points to 3.77% from 4.21% for first quarter 2007, reflecting the decline in market interest rates.

Following are selected weighted average data at March 31, 2008 and March 31, 2007:

	March 31, 2008	March 31, 2007
Weighted average loan portfolio yield (excluding discounts)	7.21%	8.65%
Weighted average cost of time deposits	4.04%	5.35%
Weighted average cost of total interest-bearing deposits	3.82%	4.96%
Weighted average cost of FHLB advances	3.62%	4.21%

Sequentially, first quarter 2008 net interest income before provision for loan losses decreased $0.5 million, or 2%, from fourth quarter 2007. The decrease was primarily attributable to a lower net interest margin resulting from the lag in repricing of deposits as market interest rates have declined. The net interest margin declined 28 basis points to 4.15% from 4.43% for fourth quarter 2007.

Prepayment penalty income for first quarter 2008, fourth quarter 2007 and first quarter 2007 was $221 thousand, $560 thousand and $142 thousand, respectively.

Excluding the effects of both non-accrual loan interest income and prepayment penalty income, the net interest margin for first quarter 2008, fourth quarter 2007, and first quarter 2007 were 4.09%, 4.28% and 4.66%, respectively.

Non-interest Income. First quarter 2008 non-interest income was $4.6 million, approximately the same as in first quarter 2007. Net gains on sales of SBA loans were $715 thousand for first quarter 2008, a decrease of 41% from $1.2 million for first quarter 2007. The decrease was primarily due to a reduction in the average sale premiums and an increase in commissions paid related to SBA loan originations. The average sale premium decreased to 4.81% for first quarter 2008 from 7.56% for first quarter 2007. The net realized gains on sales for first quarter 2008 was 2.92% of the gross loans sold compared to 4.87% during first quarter 2007. Service fees on deposit accounts increased 12% over the prior year, primarily as a result of a new fee structure put in place in July 2007. During the first quarter of 2008, the Company recognized a net gain of $467 thousand from the sale of $54.1 million of available-for-sale fixed rate MBS, which was part of the Company’s interest rate risk management strategy, and the exercise of calls by issuers on $18.1 million of callable agency securities.

Sequentially, non-interest income decreased 23%, primarily due to a decrease of $1.0 million in commercial real estate loan sale gains and a decrease of $868 thousand in other income, partially offset by an increase of $443 thousand in net gains on sales of available for sale securities and an increase of $127 thousand in net gains on sales of SBA loans. Other income decreased primarily due to a decline of $153 thousand in international service fee income, as well as income from interest rate swaps decreasing from a gain of $242 thousand for fourth quarter 2007 to a loss of $307 thousand for first quarter 2008.

Non-interest Expense. First quarter 2008 non-interest expense was $14.4 million, an increase of 3% from $13.9 million for the same period last year. Salaries and employee benefits expense increased by 14% over the same quarter of the prior year. Included in salaries and employee benefits expense during first quarter 2007 was a reversal of a $600 thousand contingent liability accrual established during 2002. Excluding this item, salaries and employee benefits expense would have increased 4% over the same quarter of the prior year. Professional fees decreased by $314 thousand, or 37%, primarily due to lower expenses related to an arbitration matter, which was settled in third quarter 2007.

Sequentially, non-interest expense in first quarter 2008 increased 4% from $13.9 million in fourth quarter 2007. This increase was primarily due to increases in advertising and marketing, professional fees and other expenses. Advertising and marketing expense increased 41% primarily due to an increase in charitable contributions.

Income Taxes. The effective tax rate was 41.0% for first quarter 2008 compared to 41.1% for first quarter 2007, and 38.6% for fourth quarter 2007. The lower effective tax rate for fourth quarter 2007 was due primarily to increases in certain tax credits.

Balance Sheet Summary

At March 31, 2008 total assets were $2.55 billion compared to $2.42 billion at December 31, 2007, an increase of 20% (annualized).

Gross loans receivable were $2.07 billion at March 31, 2008, an increase of 13% (annualized) from $2.01 billion at December 31, 2007. New loan production was $176 million during first quarter 2008, compared to $189 million during fourth quarter 2007 and $139 million during the first quarter 2007. Loan pay-offs were $63 million during first quarter 2008, compared to $76 million during fourth quarter 2007 and $67 million during first quarter 2007.

SBA loan originations were $21.4 million during first quarter 2008 compared to $28.1 million during first quarter 2007. Sales of SBA loans during first quarter 2008 were $24.4 million, compared to $25.0 million during first quarter 2007.

Total deposits were $1.85 billion at March 31, 2008, an increase of 5% (annualized) from $1.83 billion at December 31, 2007. Retail deposits decreased $97.3 million and wholesale deposits increased by $118.3 million. For retail deposits, all account types except for savings deposits had declines. For wholesale deposits, broker CDs increased $78.3 million to $200.1 million, and State Treasurer deposits increased $40 million to $200 million. The retail deposit marketplace continues to be very competitive, and the declines in all product types suggest that customers are increasingly utilizing their deposit balances to cover cash needs.

FHLB advances were $393.0 million at March 31, 2008 compared to $297.0 million at December 31, 2007. Short term advances of $34 million were paid off as of April 18, 2008. The Company continued to utilize FHLB advances to fund loans and investments as an additional alternative to retail deposits.

Asset Quality

The Company recorded a provision for loan losses of $2.9 million in first quarter 2008, compared to $980 thousand in the same period of the prior year, and $3.7 million in fourth quarter 2007.

Non-performing loans at March 31, 2008 were $16.2 million, or 0.78% of total loans, compared to $16.6 million, or 0.83% of total loans, at December 31, 2007. The net decrease in non-performing loans compared to the previous quarter was primarily the result of resolving one large non-performing loan of $7.5 million, while two borrowing relationships totaling $6.5 million were added to non-performing status.

During fourth quarter 2007, the Company placed two loans totaling $11 million on non-accrual status. One of these loans, involving a dispute between co-owners of the property over a buy-out agreement, and with a principal amount of $7.5 million, has been brought current and returned to accrual status. The other loan for $3.5 million was restructured and the borrower is paying as agreed under the restructured terms. The major new loans placed on non-accrual status during first quarter 2008 consisted of two CRE borrowing relationships comprised of six loans totaling $6.5 million. There is no commonality between these relationships with respect to geography or industry.

Net loan charge-offs during first quarter 2008 were $1.9 million, or 0.37% of average loans on an annualized basis, compared to $3.0 million during fourth quarter 2007, or 0.61% of average loans on an annualized basis. First quarter 2008 charge-offs primarily consisted of loans to retail businesses, averaging approximately $86 thousand per loan. The net loan charge-offs of $1.9 million during the first quarter of 2008 were substantially reserved at December 31, 2007.

Total delinquencies were $25.9 million at March 31, 2008, compared to $34.7 million at December 31, 2007, a decline of 25%. Loans totaling $12.6 million that were delinquent as of December 31, 2007 were brought current or sold during first quarter 2008.

The allowance for loan losses at March 31, 2008 was $21.0 million, or 1.01% of gross loans receivable, compared to $20.0 million, or 1.00% of gross loans receivable, at December 31, 2007. The allowance for loan losses to non-performing loans was 130% and 121% at March 31, 2008 and December 31, 2007, respectively.

Performance Ratios

The annualized return on average equity (ROE) for first quarter 2008 was 12.33%, compared to 15.24% for fourth quarter 2007 and 15.26% for first quarter 2007.

The annualized return on average assets (ROA) for first quarter 2008 was 1.13%, compared to 1.40% for fourth quarter 2007 and 1.41% for first quarter 2007.

The efficiency ratio for first quarter 2008 was 49.41%, compared to 44.56% for fourth quarter 2007 and 51.01% for first quarter 2007. The sequential decrease in the efficiency ratio was due to the 2% decrease in net interest income, a 23% decrease in non-interest income and a 4% increase in non-interest expense.

Capital

At March 31, 2008, the Company continued to exceed the regulatory capital requirements to be classified as a “well-capitalized institution.” The Leverage Ratio was 10.61% compared to 10.77% at December 31, 2007 and 11.16% at March 31, 2007. The Tier 1 Risk-based Ratio was 11.62% compared to 11.84% at December 31, 2007 and 12.29% at March 31, 2007. The Total Risk-based Ratio was 12.56% compared to 12.78% at December 31, 2007 and 13.30% at March 31, 2007.

Earnings Outlook

Nara Bancorp revised its outlook for 2008. For the full year 2008, the Company now expects fully diluted earnings per share to range between $1.00 - $1.05.

Commenting on the outlook, Ms. Kim said, “Based on the continuing reduction in interest rates, we believe we will experience more compression in our net interest margin than we initially expected in 2008. We also expect loan growth to moderate from the first quarter level, as borrowers become more cautious in the current environment. While we are disappointed with the lowered earnings expectations for 2008, we will not deviate from our disciplined operating philosophy in order to generate short-term gains. We believe that maintaining our conservative underwriting criteria, executing our interest-rate risk management and capital management strategies, and continuing to invest in our technological infrastructure will position the Company to create long-term value for our shareholders as economic conditions improve in the future.”

Conference Call and Webcast

A conference call with simultaneous webcast to discuss the Company’s first quarter 2008 financial results will be held tomorrow, April 23, 2008 at 9:30 a.m. Pacific / 12:30 p.m. Eastern. Interested participants and investors may access the conference call by dialing 800-867-0938 (domestic) or 303-262-2142 (international). There will also be a live webcast of the call available at the Investor Relations section of Nara Bank’s web site at www.narabank.com. Web participants are encouraged to go to the web site at least 15 minutes prior to the start of the call to register, download and install any necessary audio software.

After the live webcast, a replay will remain available in the Investor Relations section of Nara Bancorp’s web site. A replay of the call will be available at 800-405-2236 (domestic) or 303-590-3000 (international) through April 30, 2008; the passcode is 11112568.

About Nara Bancorp, Inc.

Nara Bancorp, Inc. is the parent company of Nara Bank, which was founded in 1989. Nara Bank is a full-service community bank headquartered in Los Angeles, with 20 branches and 8 loan production offices in the United States. Nara Bank operates full-service branches in California, New York and New Jersey, with loan production offices in California, Washington, Nevada, Texas, Georgia, New Jersey, and Virginia. Nara Bank was founded specifically to serve the needs of Korean-Americans, one of the fastest-growing Asian ethnic communities over the past decade. Presently, Nara Bank serves a diverse group of customers mirroring its communities. Nara Bank specializes in core business banking products for small and medium-sized companies, with emphasis in commercial real estate and business lending, SBA lending and international trade financing. Nara Bank is a member of the FDIC and is an Equal Opportunity Lender. For more information on Nara Bank, visit our website at www.narabank.com. Nara Bancorp, Inc. stock is listed on NASDAQ under the symbol "NARA."

Forward-Looking Statements

This press release contains forward-looking statements including statements about future operations and projected full-year financial results that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such forward looking statements, including, but not limited to economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services, and pricing. Readers should carefully review the risk factors and the information that could materially affect the Company’s financial results and business, described in documents the Company files from time to time with the Securities and Exchange Commission, including its quarterly reports on Form 10-Q and Annual Reports on Form 10-K, and particularly the discussion of business considerations and certain factors that may affect results of operations and stock price set forth therein. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements.

Nara Bancorp, Inc.
Consolidated Statements of Financial Condition
Unaudited (Dollars in Thousands, Except for Share Data)

Assets	3/31/2008	12/31/2007	% change	3/31/2007	% change

Cash and due from banks	$41,353	$40,147	3%	$31,600	31%
Federal funds sold	21,000	9,000	133%	82,000	-74%
Securities available for sale, at fair value	273,779	258,773	6%	176,071	55%
Federal Home Loan Bank and Federal Reserve Bank stock	26,419	17,694	49%	9,868	168%
Loans held for sale, at the lower of cost or market	7,571	12,304	-38%	7,978	-5%
Loans receivable	2,073,851	2,008,729	3%	1,749,242	19%
Allowance for loan losses	(21,006)	(20,035)	5%	(18,752)	12%
Net loans	2,052,845	1,988,694	3%	1,730,490	19%
Accrued interest receivable	9,014	9,348	-4%	8,664	4%
Premises and equipment, net	11,293	11,254	0%	11,972	-6%
Bank owned life insurance	23,096	22,908	1%	15,548	49%
Goodwill	2,697	2,347	15%	2,347	15%
Other intangible assets, net	2,132	2,242	-5%	2,735	-22%
Other assets	76,159	48,699	56%	43,956	73%
Total assets	$2,547,358	$2,423,410	5%	$2,123,229	20%

Liabilities

Deposits	$1,854,349	$1,833,346	1%	$1,750,976	6%
Borrowings from Federal Home Loan Bank	393,000	297,000	32%	100,000	293%
Subordinated debentures	39,268	39,268	0%	39,268	0%
Accrued interest payable	10,182	10,481	-3%	10,840	-6%
Other liabilities	21,920	21,135	4%	27,396	-20%
Total liabilities	2,318,719	2,201,230	5%	1,928,480	20%

Stockholders' Equity

Common stock, $0.001 par value; authorized, 40,000,000 shares; issued and outstanding, 26,193,672, 26,193,672 and 26,131,672 shares at March 31, 2008, December 31, 2007 and March 31, 2007, respectively	26	26	0%	26	0%
Capital surplus	80,567	79,974	1%	78,563	3%
Retained earnings	148,789	142,491	4%	118,761	25%
Accumulated other comprehensive loss, net	(743)	(311)	139%	(2,601)	-71%
Total stockholders' equity	228,639	222,180	3%	194,749	17%

Total liabilities and stockholders' equity	$2,547,358	$2,423,410	5%	$2,123,229	20%

Nara Bancorp, Inc.
Consolidated Statements of Income
Unaudited (Dollars in Thousands, Except for Share and Per Share Data)

	Three Months Ended,
	3/31/2008	12/31/2007	% change	3/31/2007	% change

Interest income:
Interest and fees on loans	$40,364	$42,878	-6%	$38,244	6%
Interest on securities	3,668	3,096	18%	2,053	79%
Interest on federal funds sold and other investments	328	365	-10%	495	-34%
Total interest income	44,360	46,339	-4%	40,792	9%

Interest expense:
Interest on deposits	15,206	17,432	-13%	16,299	-7%
Interest on other borrowings	4,544	3,782	20%	1,758	158%
Total interest expense	19,750	21,214	-7%	18,057	9%

Net interest income before provision for loan losses	24,610	25,125	-2%	22,735	8%
Provision for loan losses	2,883	3,650	-21%	980	194%
Net interest income after provision for loan losses	21,727	21,475	1%	21,755	0%

Non-interest income:
Service fees on deposit accounts	1,821	1,877	-3%	1,620	12%
Net gains on sales of SBA and other loans	800	1,688	-53%	1,220	-34%
Net gains on sales of securities available-for-sale	467	24	1846%	-	N/A
Other income and fees	1,511	2,379	-36%	1,764	-14%
Total non-interest income	4,599	5,968	-23%	4,604	0%

Non-interest expense:
Salaries and employee benefits	7,636	7,694	-1%	6,714	14%
Occupancy	2,163	2,167	0%	2,075	4%
Furniture and equipment	709	716	-1%	625	13%
Advertising and marketing	550	391	41%	662	-17%
Data processing and communications	830	860	-3%	954	-13%
Professional fees	532	379	40%	846	-37%
Other	2,011	1,649	22%	2,070	-3%
Total non-interest expense	14,431	13,856	4%	13,946	3%
Income before income taxes	11,895	13,587	-12%	12,413	-4%
Income taxes	4,877	5,248	-7%	5,105	-4%
Net Income	$7,018	$8,339	-16%	$7,308	-4%

Earnings Per Share:
Basic	$0.27	$0.32		$0.28
Diluted	$0.27	$0.32		$0.28

Average Shares Outstanding
Basic	26,193,672	26,193,672		26,123,405
Diluted	26,400,802	26,467,109		26,537,416

Nara Bancorp, Inc.
Supplemental Data
Unaudited (Dollars in Thousands)

	(Annualized) At or for the Three Months Ended,
Profitability measures:	3/31/2008	12/31/2007	3/31/2007
ROA	1.13%	1.40%	1.41%
ROE	12.33%	15.24%	15.26%
Net interest margin	4.15%	4.43%	4.62%
Net interest margin, excluding effect of non-accrual loans	4.12%	4.37%	4.69%
Net interest margin, excluding loan prepayment fee income
and effect of non-accrual loans	4.09%	4.28%	4.66%
Efficiency ratio	49.41%	44.56%	51.01%

Yield on loan portfolio	7.85%	8.55%	8.71%
Cost of total deposits	3.43%	3.85%	3.80%
Primary interest spread	4.42%	4.70%	4.91%

Yield on investment securities	5.02%	5.26%	4.72%

Yield on interest-earning assets	7.48%	8.16%	8.29%
Cost of interest-bearing liabilities	4.22%	4.82%	4.91%
Net interest spread	3.26%	3.34%	3.38%

Cost of funds	3.57%	4.00%	3.93%
Net interest spread (including effect of non-interest bearing demand deposits)	3.91%	4.16%	4.36%

Cost of interest-bearing deposits	4.24%	4.81%	4.84%
Cost of jumbo deposits	4.58%	5.15%	5.28%
Cost of time deposits	4.56%	5.11%	5.22%
Cost of FHLB advances	3.77%	4.32%	4.21%
Cost of other borrowings	8.09%	8.89%	9.09%

	Three Months Ended			Three Months Ended			Three Months Ended
	3/31/2008			12/31/2007			3/31/2007
			Annualized			Annualized			Annualized
		Interest	Average		Interest	Average		Interest	Average
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
	(Dollars in thousands)			(Dollars in thousands)			(Dollars in thousands)

INTEREST EARNING ASSETS:

Gross loans, includes loans held for sale	$2,055,535	$40,364	7.85%	$2,007,151	$42,878	8.55%	$1,755,760	$38,244	8.71%
FRB and FHLB stock and other investments	22,940	316	5.51%	17,528	250	5.71%	9,812	136	5.54%
Securities available for sale	292,283	3,668	5.02%	235,654	3,096	5.26%	173,936	2,053	4.72%
Federal funds sold	1,506	12	3.19%	10,436	115	4.41%	27,634	359	5.20%
Total interest earning assets	$2,372,264	$44,360	7.48%	$2,270,769	$46,339	8.16%	$1,967,142	$40,792	8.29%

INTEREST BEARING LIABILITIES:

Demand, interest-bearing	$246,120	$1,912	3.11%	$264,916	$2,731	4.12%	$200,686	$1,929	3.84%
Savings	136,596	1,308	3.83%	143,720	1,406	3.91%	138,915	1,204	3.47%
Time	1,050,316	11,986	4.56%	1,041,680	13,295	5.11%	1,008,485	13,166	5.22%
FHLB and other borrowings	438,766	4,544	4.14%	310,507	3,782	4.87%	123,491	1,758	5.69%

Total interest bearing liabilities	$1,871,798	$19,750	4.22%	$1,760,823	$21,214	4.82%	$1,471,577	$18,057	4.91%
Non-interest bearing demand deposits	$338,043			$362,976			$368,043

Net interest income		$24,610			$25,125			$22,735

Net interest spread			3.26%			3.34%			3.38%
Net interest margin			4.15%			4.43%			4.62%

	For the Three Months Ended,
	3/31/2008	12/31/2007	% change	3/31/2007	% change
AVERAGE BALANCES
Gross loans, includes loans held for sale	$2,055,535	$2,007,151	2%	$1,755,760	17%
Interest-earning assets	2,372,264	2,270,769	4%	1,967,142	21%
Total assets	2,479,042	2,380,679	4%	2,066,373	20%

Interest-bearing deposits	1,433,032	1,450,316	-1%	1,348,086	6%
Interest-bearing liabilities	1,871,798	1,760,823	6%	1,471,577	27%
Non-interest-bearing demand deposits	338,043	362,976	-7%	368,043	-8%
Net interest-earning assets	500,466	509,947	-2%	495,565	1%
Stockholders' equity	227,598	218,846	4%	191,604	19%

LOAN PORTFOLIO COMPOSITION:	3/31/2008	12/31/2007	% change	3/31/2007	% change

Commercial loans(a)	$593,905	$605,553	-2%	$504,487	18%
Real estate loans(a)	1,448,840	1,369,826	6%	1,203,115	20%
Consumer and other loans	32,768	34,809	-6%	43,945	-25%
Loans outstanding	2,075,513	2,010,188	3%	1,751,547	18%
Unamortized deferred loan fees - net of costs	(1,662)	(1,459)	14%	(2,305)	-28%
Loans, net of deferred loan fees and costs	2,073,851	2,008,729	3%	1,749,242	19%
Allowance for loan losses	(21,006)	(20,035)	5%	(18,752)	12%
Loan receivable, net	$2,052,845	$1,988,694	3%	$1,730,490	19%

(a) SBA commercial loans and SBA real estate loans are included in their respective loan types.

	For the Three Months Ended,
ALLOWANCE FOR LOAN LOSSES:	3/31/2008	12/31/2007	% Change	3/31/2007	% Change
Balance at beginning of period	$20,035	$19,431	3%	$19,112	5%
Provision for loan losses	2,883	3,650	-21%	980	194%
Recoveries	47	168	-72%	191	-75%
Charge offs	(1,959)	(3,214)	-39%	(1,531)	28%
Balance at end of period	$21,006	$20,035	5%	$18,752	12%
Net charge-off/average gross loans (annualized)	0.37%	0.61%		0.31%

NON-PERFORMING ASSETS	3/31/2008	12/31/2007	3/31/2007
Delinquent loans 90 days or more on non-accrual status	$15,776	$16,592	$8,722
Delinquent loans 90 days or more on accrual status	427	-	-
Total non-performing loans	16,203	16,592	8,722
Other real estate owned	-	-	-
Restructured loans	1,135	765	192
Total non-performing assets	$17,338	$17,357	$8,914
Non-performing assets/ total assets	0.68%	0.72%	0.42%
Non-performing loans/gross loans	0.78%	0.83%	0.50%
Allowance for loan losses/ gross loans	1.01%	1.00%	1.07%
Allowance for loan losses/ non-performing loans	130%	121%	215%

DEPOSIT COMPOSITION	3/31/2008	12/31/2007	% Change	3/31/2007	% Change
Non-interest-bearing demand deposits	$353,314	$364,518	-3%	$383,525	-8%
Money market and other	234,425	260,224	-10%	215,694	9%
Saving deposits	144,543	143,020	1%	141,754	2%
Time deposits of $100,000 or more	973,578	899,980	8%	809,154	20%
Other time deposits	148,489	165,604	-10%	200,849	-26%
Total deposit balances	$1,854,349	$1,833,346	1%	$1,750,976	6%

DEPOSIT COMPOSITION (%)	3/31/2008	12/31/2007	3/31/2007
Non-interest-bearing demand deposits	19.1%	19.9%	21.9%
Money market and other	12.6%	14.2%	12.3%
Saving deposits	7.8%	7.8%	8.1%
Time deposits of $100,000 or more	52.5%	49.1%	46.2%
Other time deposits	8.0%	9.0%	11.5%
Total deposit balances	100.0%	100.0%	100.0%

CAPITAL RATIOS	3/31/2008	12/31/2007	3/31/2007
Total stock- holders' equity	$228,639	$222,180	$194,749
Tier 1 risk-based capital ratio	11.62%	11.84%	12.29%
Total risk-based capital ratio	12.56%	12.78%	13.30%
Tier 1 leverage ratio	10.61%	10.77%	11.16%
Book value per share	$8.73	$8.48	$7.45
Tangible book value per share	$8.54	$8.31	$7.26
Tangible equity to tangible assets	8.80%	9.00%	8.95%

CONTACT:
Investors and Financial Media:
Tony Rossi
Financial Relations Board
213-486-6545